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           GREY ADVERTISING INC. AND CONSOLIDATED SUBSIDIARY COMPANIES
 EXHIBIT - STATEMENT RE: COMPUTATION OF NET INCOME PER COMMON SHARE (UNAUDITED)

                                  EXHIBIT - 11

                                                       FOR THE THREE MONTHS ENDED             FOR THE SIX MONTHS ENDED
                                                                  JUNE 30,                              JUNE 30,
                                                     ---------------------------------------------------------------------
                                                         1996               1995               1996               1995
                                                     ---------------------------------------------------------------------
PRIMARY
Weighted average shares outstanding(1)                  1,266,181          1,294,583          1,267,860          1,297,331

Net effect of dilutive stock options -
based on the treasury stock method using
average market price                                       34,433             25,906             32,447             23,460
                                                     ---------------------------------------------------------------------
TOTAL                                                   1,300,614          1,320,489          1,300,307          1,320,791
                                                     =====================================================================

Net Income                                             $6,807,000         $6,007,000        $13,070,000         $9,699,000
Less: Effect of dividend requirements and
       the change in redemption value of
       redeemable preferred stock                        (253,000)          (357,000)          (437,000)          (644,000)
                                                     ---------------------------------------------------------------------
NET EARNINGS USED IN COMPUTATION                       $6,554,000         $5,650,000        $12,633,000         $9,055,000
                                                     =====================================================================

Per share amount                                            $5.04              $4.28              $9.72              $6.86
                                                     =====================================================================

FULLY DILUTED
Weighted average shares outstanding (1)                 1,266,181          1,294,583          1,267,860          1,297,331

Net effect of dilutive stock options - based on
the treasury stock method using the period-end
market price, if higher than the average
market price                                               33,999             31,807             34,210             32,089

Assumed conversion of 8 1/2% convertible
subordinated debentures issued December 1983               50,892             50,999             50,892             50,999
                                                     ---------------------------------------------------------------------
TOTAL                                                   1,351,072          1,377,389          1,352,962          1,380,419
                                                     =====================================================================

Net Income                                             $6,807,000         $6,007,000        $13,070,000         $9,699,000
Less: Effect of dividend requirements and the
       change in redemption value of redeemable
       preferred stock                                   (253,000)          (357,000)          (437,000)          (644,000)

Add:  8 1/2% convertible subordinated debentures
       interest, net of income tax effect                  35,000             35,000             70,000             69,000
                                                     ---------------------------------------------------------------------
NET EARNINGS USED IN COMPUTATION                       $6,589,000         $5,685,000        $12,703,000         $9,124,000
                                                     =====================================================================

Per share amount                                            $4.88              $4.13              $9.39              $6.61
                                                     =====================================================================
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(1)   Includes 78,248 shares and 54,287 shares for 1996 and 1995, respectively, expected to be issued pursuant to the terms of the Senior Management
      Incentive Plan.


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